Exhibit 99.4
OPTION ESCROW AGREEMENT
OPTION ESCROW AGREEMENT, dated as of May  _____  , 2008 (the “Agreement”), by and between CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as escrow agent (the “Escrow Agent”), and Community Bankers Acquisition, LLC, a Delaware limited liability company (sometimes referred to herein as "Optiongrantor”).
WHEREAS, pursuant to that certain Stock Escrow Agreement, dated as of June 8, 2006, (the "Escrow Agreement”) by and between Community Bankers Acquisition Corp., a Delaware corporation (the "Company”), the Escrow Agent and the Optiongrantor, Gary A. Simanson, the David and Vicki Jo Zalman 2006 Childrens’ Trust, the Eugene S. Putnam, Jr. 2004 Irrevocable Trust, Stewart J. Paperin, Keith Walz and David W. Spainhour and Carolyn E. Spainhour, Trustees of the Spainhour Family Trust U/A/ Dated 8/22/97 (collectively, the “Initial Stockholders”), the Initial Stockholders deposited certificates evidencing an aggregate of 1,875,000 shares of the Company’s common stock, par value $0.01 (the “Common Stock”), with the Escrow Agent, to be held in escrow until disbursed in accordance with Section 3 thereof.
WHEREAS, in order to induce certain entities listed on Exhibit B hereto (each an “Optionholder”) to purchase an aggregate of at least [ ¡ ] shares of the Company’s currently outstanding Common Stock, for value received, the Optiongrantor has entered into with each Optionholder an Option Agreement substantially identical to the form of Option Agreement attached hereto as Exhibit A (each, an “Option Agreement” and collectively the “Option Agreements”).
WHEREAS, the Optiongrantor, in furtherance of the Option Agreements, has agreed to deposit that certain number of shares of Common Stock, and that certain number of warrants to purchase Common Stock (“Warrants”) beneficially held by it, in such amounts as set forth on Exhibit C attached hereto, in escrow pursuant to this Agreement to be held and disbursed by the Escrow Agent as hereinafter provided, such shares of Common Stock and Warrants hereinafter referred to as the “Option Securities.”
WHEREAS, the Optiongrantor desires that the Escrow Agent accept the Option Securities in escrow, to be held and disbursed as hereinafter provided.
IT IS AGREED:
1. Appointment of Escrow Agent. The Optiongrantor hereby appoints the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.
2. Deposit of Escrow Securities. The Optiongrantor has delivered or caused to be delivered to the Escrow Agent the Option Securities not currently held by the Escrow Agent, to be held and disbursed subject to the terms and conditions of this Agreement. The Optiongrantor has also provided the Escrow Agent with irrevocable instructions that the Option Securities currently held by the Escrow Agent pursuant to the Escrow Agreement, in lieu of being disbursed in accordance with the terms of the Escrow Agreement, shall be retained and held by the Escrow Agent in the escrow account covered by this Agreement, subject to the terms and conditions of this Agreement. If during the term of this Agreement, there is a stock dividend or stock split, all securities issuable with respect to the Option Securities shall be deposited hereunder and shall be deemed “Option Securities” for purposes of this Agreement. If during the term of this Agreement, there is another type of Adjustment Event (as defined in the Option Agreements) affecting the Option Securities, then the cash, securities or other property issuable in connection with or upon conversion of the Option Securities shall be deposited hereunder and shall be deemed “Option Securities” for purposes of this Agreement.

3. Disbursement of the Escrow Securities. The Escrow Agent shall hold the Option Securities and distribute the Option Securities only (a) upon receipt of and only in accordance with the terms of (i) a copy of an executed Notice of Exercise (in the form appended to the Option Agreement), a copy of which shall be countersigned by the Optiongrantor and provided to the Escrow Agent prior to disbursement, and (ii) evidence of the payment in United States dollars by check or wire transfer of the aggregate exercise price of the Option Securities to be purchased (which Notice of Exercise and evidence of payment (which may be a copy of a check or a Fed Reference Number of a wire) may be supplied by an Optionholder); provided that such items are delivered to the Escrow Agent during the Exercise Period (as defined in the Option Agreements) (the last day of such period, the “Termination Date”); and (b) in the event that Option Securities remain undistributed immediately following the Termination Date (and there are no outstanding Notices of Exercise that have been delivered to the Escrow Agent but not satisfied by delivery of Option Securities), the Escrow Agent shall forthwith return the Option Securities that are not subject to outstanding Notices of Exercise to the Optiongrantor. For the avoidance of doubt, a Notice of Exercise shall be timely if received by the Escrow Agent in executed form from the Optionholder on or before the Termination Date; disbursement to occur, however, only upon receipt of a copy of the Notice of Exercise countersigned by the Optiongrantor promptly thereafter. The Escrow Agent shall have no further duties hereunder after the disbursement of the Option Securities in accordance with this Section 3.
4. Restrictions on Transfer of Option Securities. Until after the Termination Date (and resolution of outstanding Notices of Exercise), no sale, transfer or other disposition may be made of any of the Option Securities other than distributions in accordance with Section 3 of this Agreement.
5. Concerning the Escrow Agent.
5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Optiongrantor from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Option Securities held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall promptly notify the Optiongrantor in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Option Securities or it may deposit the Option Securities with the clerk of any appropriate court or it may retain the Option Securities pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Option Securities are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.
5.3 Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Optiongrantor for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Optiongrantor for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.
5.4 Further Assurances. From time to time on and after the date hereof, the Optiongrantor shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.
5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Optiongrantor (which appointment may be made only with the prior written consent of the Required Holders (as defined in Section 6.2 below)), the Option Securities held hereunder. The Optiongrantor shall be obligated to appoint a successor escrow agent (on substantially the same terms as this Agreement) within 30 days of the giving of such notice of resignation. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Option Securities with any court it reasonably deems appropriate.
5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Optiongrantor (which request may be made only with the prior written consent of the Required Holders); provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.
6. Miscellaneous.
6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.
6.2 Third Party Beneficiaries. The parties hereto acknowledge that each Optionholder is a third party beneficiary of this Agreement. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the prior written consent of all Optionholders holding Acquired Shares and options to purchase Option Securities (the “Required Holders”); provided that any Optionholder may give a waiver in writing as to itself. No such amendment or waiver (unless given by an Optionholder as to itself) shall be effective to the extent that it applies to less than all of the Optionholders. No consideration shall be offered or paid to any Optionholder to amend or consent to a waiver or modification of any provision of any of this Agreement unless the same consideration also is offered to all of the Optionholders.
6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.
6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.
6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.
6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:
If to the Optiongrantor, to:
Community Bankers Acquisition LLC
9912 Georgetown Pike, Ste. D-203
Great Falls, VA 22066
Attn: Gary A. Simanson, Manager
and if to the Escrow Agent, to:
Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Chairman

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

WITNESS the execution of this Agreement as of the date first above written.

OPTIONGRANTOR: COMMUNITY BANKERS ACQUISITION LLC
By:
	Name:	Gary A. Simanson
	Title:	Manager

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
By:
Name:
Title:

EXHIBIT A
[Option Agreement]

EXHIBIT B
[List of Optionholders and Acquired Shares]
The following are Optionholders as of the date of this Agreement:

Name of Optionholder	Acquired Shares

EXHIBIT C

Name and Address of	Number	Number
Optiongrantor	of Shares	of Warrants

Community Bankers Acquisition LLC 9912 Georgetown Pike, Ste D-203 Great Falls, VA 22066	(1)	(2)

(1)	Shares currently held in escrow pursuant to the Stock Escrow Agreement and to be transferred to the escrow account under this Option Escrow Agreement in lieu of being disbursed in accordance with the terms of the Stock Escrow Agreement.

(2)	Warrants currently held in escrow pursuant to this Option Escrow Agreement.